EXHIBIT 5.1

January 21, 2005

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am a Senior Corporate Counsel of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about January 24, 2005 in connection with the registration under the Securities Act of 1933, as amended, of 49,821,035 shares (the “Shares”) of the Company’s Common Stock, $.01 par value (the “Common Stock”), subject to issuance by the Company upon exercise of options granted under the following plans (collectively, the “Plans” and each a “Plan”) and assumed by the Company as of January 7, 2005 pursuant to the terms of the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of December 12, 2004, among the Company, Pepper Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, and PeopleSoft, Inc., a Delaware corporation: (i) PeopleSoft, Inc. Amended and Restated 1989 Stock Plan; (ii) PeopleSoft, Inc. 2001 Stock Plan; (iii) PeopleSoft, Inc. 2000 Nonstatutory Stock Option Plan; (iv) PeopleSoft, Inc. 1992 Directors’ Stock Option Plan; (v) PeopleSoft, Inc. 2003 Directors Stock Plan; (vi) Intrepid Systems, Inc. 1992 Stock Option Plan; (vii) J.D. Edwards & Company 1992 Incentive Stock Option Plan; (viii) J.D. Edwards & Company 1992 Nonqualified Stock Option Plan; (ix) J.D. Edwards & Company 1997 Equity Incentive Plan; (x) J.D. Edwards & Company 2003 Equity Incentive Plan; (xi) Red Pepper Software Company 1993 Stock Option Plan; (xii) SkillsVillage 1999 Stock Plan; (xiii) Teamscape Corporation 1998 Stock Plan; (xiv) Trimark Technologies, Inc. 1993 Stock Option Plan; (xv) The Vantive Corporation Amended and Restated 1991 Stock Option Plan; and (xvi) The Vantive Corporation 1997 Nonstatutory Stock Option Plan.

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,

/s/ Jacklyn J. Park
Senior Corporate Counsel